                                                                    EXHIBIT 10.2



                     EMPLOYMENT AND SETTLEMENT AGREEMENT

         This Employment and Settlement Agreement (this "Agreement") is made and entered into this 1st day of April, 1997 (the "Effective Date") by and among Electronic Transmission Corporation, and L. Cade Havard, an individual resident in Dallas County, Texas ("Mr. Havard").

         ETC has been developing a business of electronically editing and transmitting medical and dental claims from health care providers to entities that pay such claims. Mr. Havard has (i) devoted considerable time and effort to assisting in developing this business since January 1994; (ii) contributed approximately $1,000,000 to the development of this business; and (iii) contributed computer equipment and software to this business; and ETC owes compensation to Mr. Havard for these services and contributions. In addition, ETC now desires to employ Mr. Havard as its President and Chief Executive Officer, and Mr. Havard desires to accept such employment with ETC, all on the following terms and subject to the following conditions.

         NOW, THEREFORE, ETC and Mr. Havard hereby agree as follows.

         1. Employment. ETC hereby employs Mr. Havard, and Mr. Havard hereby accepts employment by ETC, for the term and compensation and subject to the terms and conditions hereinafter set forth.

         2. Duties of Mr. Havard. Mr. Havard shall serve in the capacity of President and Chief Executive Officer of ETC, subject at all times to the terms and conditions hereof and to the ultimate control and direction of the Board of Directors of ETC. In that capacity, Mr. Havard shall have responsibility for assisting in developing and administering the business of ETC for the long term benefit of its stockholders, and in accordance with industry standards. During the term of this Agreement, Mr. Havard shall devote most of his entire business time and efforts to the performance of the duties and responsibilities contained in this Agreement, though it is recognized that Mr. Havard owns business interests unrelated to ETC.

         3. Compensation. As compensation for his services rendered to ETC in the capacities set forth above, ETC shall pay to Mr. Havard a base salary at a rate not less than one hundred eighty thousand dollars ($180,000.00) per year. This will be paid to him at the rate of eight thousand dollars ($8,000) per month until ETC has two consecutive months of showing a profit. At that time Mr. Havard may elect to receive fifteen thousand dollars ($15,000) per month. Mr. Havard also has the option of receiving all or part of the balance of back pay owed him under this agreement and under the previous employment agreement, dated January 2, 1995, at the end of
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Employment and Settlement Agreement Between ETC and L. Cade Havard
Page 2


1997. It is contemplated that Mr. Havard will receive annual raises consistent with performance and will receive an annual bonus in an amount equal to three percent (3%) of the gross pretax net profits of ETC as well as yearly "cost of living" adjustments. Mr. Havard shall have rights to stock options to purchase ETC stock, such options being sufficient for him to obtain at least twenty percent (20%) of all ETC stock options granted at any time.

         ETC herein grants to Mr. Havard, as additional compensation, a percentage of the gross revenues attributable to Electra-Net Business as follows:

        January 1, 1997 through December 31, 1998          10%
        January 1, 1998 through December 31, 2000           7%
        January 1, 2000 and in perpetuity thereafter        5%


This grant is not conditioned upon Mr. Havard's continued employment with ETC. If ETC should sell the Electra-Net Business or any part thereof, this obligation to pay a percentage of the gross revenues will continue for the purchaser and will specifically be part of the sale obligations.

         4. Benefits. During the term hereof, Mr. Havard shall be entitled to participate in all benefit plans, including stock option plans, provided by ETC on the same basis as other ETC officers and will additionally receive free medical insurance. ETC reserves the right unilaterally to modify, amend, or terminate any such plans and programs at any time and from time to time during the term of this Agreement. Mr. Havard shall be entitled to six weeks of paid vacation time each year and will be provided with a company car of his choice. Mr. Havard may perform all of his duties while living in Dallas, Texas and may not be relocated against his will. Should Mr. Havard die during the term of this agreement, ETC must offer his heirs the option of selling Mr. Havard's stock to ETC at the highest price that has ever been paid for such stock sold in an "arms length" transaction.

         5. Reimbursement of Expenses. ETC shall reimburse Mr. Havard for all expenses actually incurred by him in connection with ETC business, provided that such expenses are reasonable and are in accordance with ETC policies. Such reimbursement shall be made to Mr. Havard upon appropriate documentation of such expenditures in accordance with ETC policies.

         6. Term. The term of this Agreement shall be for the period commencing on April 1, 1997, and ending on December 31, 2010, subject to earlier termination as provided in Section 7. The term of this Agreement may be extended beyond December 31, 2010, by mutual consent of ETC and Mr. Havard. Mr. Havard may terminate this Agreement at any time without penalty.

         7. Termination. This Agreement and Mr. Havard's employment hereunder shall terminate in the event of Mr. Havard's death. If Mr. Havard becomes permanently disabled (as determined by the ETC Board of Directors) for two consecutive years, ETC may terminate this Agreement as Mr. Havard's early retirement by paying one year's salary as severance pay, plus providing health insurance to Mr. Havard for life, and allowing him to participate in any existing retirement program in place at the time. ETC must also offer to buy Mr. Havard's stock at the highest price
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Employment and Settlement Agreement Between ETC and L. Cade Havard
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that has ever been paid for such stock sold in an "arms length" transaction.
This Agreement and Mr. Havard's employment hereunder may be terminated by ETC "for cause" at any time the ETC Board of Directors determines, in the exercise of its good faith judgment, that Mr. Havard has engaged in gross malfeasance or willful misconduct in performing his duties hereunder and that his continued employment by ETC no longer is in the best interests of ETC.

         8. Noncompetition for Existing Clients After Term. Mr. Havard agrees, for a period of two years after the expiration of the term hereof, not to solicit, on his own behalf or on behalf of any future employer or other entity, any business from any entity with which ETC did business, during the term hereof The parties recognize that this covenant not to compete for specified customers for a limited time period is an integral part of this Agreement and that ETC would not enter into this Agreement, or would do so only on the basis of decreased compensation to Mr. Havard, without this covenant.

         9. Nondisclosure of Information and Trade Secrets. During his employment hereunder and thereafter, Mr. Havard will not disclose to any person or entity not directly connected with ETC, or use for his own benefit, any of the trade secrets, financial information, systems, records, or business methods of ETC or its affiliates, or any of the business relationships between ETC or its affiliates and any of their business partners or customers, unless such disclosure shall be in direct connection with or a part of Mr. Havard's performance of his duties hereunder. The provisions of this section shall survive any termination of this Agreement.

         10. ETC Stock for Services. As additional compensation for his services, Mr. Havard shall be offered the option to purchase a block of 100,000 shares of ETC stock for one hundred dollars ($100.00) per block. This option shall be open for five years from the date given and shall be issued to Mr. Havard on the date given below if he then remains in the employment of ETC hereunder.

              Date                    Number of Shares of Stock
              ----                    -------------------------
              January 1, 1998                 100,000

ETC herein acknowledges that Mr. Havard has two options to purchase ETC stock under his previous employment contract which have vested in him and may be exercised at any time.

         Mr. Havard represents and warrants that:
                 (a) he has received and carefully read this Agreement and the materials prepared by ETC regarding its respective businesses and statuses, is familiar with and understands them, has based his investment decision on the information contained therein, and has not asked any questions or requested any materials of ETC which have not been answered or supplied; and
                 (b) he (i) is acquiring the Stock for his own account for investment and not with a view to distribution or resale thereof, (ii) meets the suitability standards for an investment in the Stock as set forth in the Securities Act of 1933, all applicable U.S. state and Canadian and provincial securities laws, and all applicable regulations under any of the foregoing (collectively
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Employment and Settlement Agreement Between ETC and L. Cade Havard
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the "Securities Laws and Regulations"), (iii) understands that the Stock, and the issuance thereof, have not been registered under the Securities Laws and Regulations and are not expected to be so registered, (iv) will not sell or otherwise transfer the Stock except in compliance with the Securities Laws and Regulations, and (v) resides at his address as set forth in section 11 below.

         11. Unauthorized Termination. If ETC shall terminate Mr. Havard's employment hereunder prior to the expiration of the term hereof, other than "for cause" as set forth above, and recognizing that there is no right so to terminate such employment, then ETC shall promptly pay to Mr. Havard as liquidated damages in immediately available funds all compensation for the remainder of the term hereof under section 3 above, all shares of Stock not theretofore issued to Mr. Havard under section 10 above shall promptly be issued to him, and ETC must purchase all his ETC stock at the highest price that has ever been paid for such stock in an "arms length" transaction. Mr. Havard shall also receive an amount each year until the end of this contract term equal to what his yearly raises and bonuses would have been had he remained employed by ETC, and ETC must purchase the company car provided to Mr. Havard and transfer the title to him. If ETC shall remove Mr. Havard from the offices set forth in section 2 above, or significantly change his duties as set forth therein, without his consent, then Mr. Havard at his option may treat such actions as an unauthorized termination under this section 11. As further liquidated damages, Mr. Havard will be treated as an early retiree and ETC must provide free medical insurance coverage to Mr. Havard for the rest of his life, and Mr. Havard shall have the option to participate in all pension and profit sharing programs as other ETC directors and employees.

         12. Notices. All notices hereunder shall be in writing and delivered personally or sent by U.S. Mail or recognized courier service, addressed as follows or to such other address for itself as any party may specify hereunder:

     If to ETC:                Electronic Transmission Corporation
                               5025 Arapaho, Suite 515
                               Dallas, Texas 75248

                               Attention: Mr. L. Cade Havard,
                                          Chief Executive Officer

     If to Mr. Havard:         Mr. L. Cade Havard
                               6215 Glendora
                               Dallas, Texas 75230

         13. Mandatory Arbitration. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.
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Employment and Settlement Agreement Between ETC and L. Cade Havard
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         14.     Entire Agreement, Counterparts, Governing Law. This Agreement
expresses the complete understanding of the parties with respect to the subject matter hereof, superseding all prior or contemporaneous understandings, arrangements, or agreements of the parties, and may be amended, supplemented, or waived in whole or in part only by an instrument in writing executed by the parties hereto. However, this Agreement and the provisions hereof are subject to amendment or modification to comply with any requirements of duly appointed regulatory bodies. No party may assign this Agreement or its rights or obligations hereunder without the written consent of all other parties hereto. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, successors, and assigns. The headings herein are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. This Agreement may be executed in multiple counterparts, and by the parties in separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

         IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed and delivered by its duly authorized representatives, on and effective as of the Effective Date.

                ELECTRONIC TRANSMISSION CORPORATION

                By: /s/ L. CADE HAVARD
                        L. Cade Havard
                        Chairman and Chief Executive Officer

                MR. HAVARD

                    /s/ L. CADE HAVARD
                        L. Cade Havard